Exhibit 99

CACI Reports Record Results for Its Fiscal 2010 Fourth Quarter and Full Year

Revenue increased 16.4 percent in the quarter, 15.3 percent for the year

Organic revenue growth of 14.3 percent in the quarter, 13.4 percent for the year

Contract funding orders increased 16.0 percent for the quarter, 14.2 percent for the year

Net income increased 8.8 percent in the quarter, 18.7 percent for the year

Operating cash flow increased 52.6 percent for the quarter, 38.7 percent for the year

ARLINGTON, Va.--(BUSINESS WIRE)--August 17, 2010--CACI International Inc (NYSE:CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its fourth fiscal quarter and full fiscal year ended June 30, 2010.

Fourth Quarter Results

We are pleased to report record fourth quarter net income of $29.9 million, or $0.96 diluted earnings per share. Net income increased 8.8 percent over net income of $27.5 million, or $0.91 diluted earnings per share, for the same period last year. The 16.4 percent increase in revenue in the quarter was driven by organic growth of 14.3 percent, reflecting the continued strong performance of our defense and intelligence businesses. This performance was driven primarily by growth in our core competencies of C4ISR, Logistics and Material Readiness, and Integrated Security and Intelligence Solutions.

(in millions except per-share data)	Q4, FY10	Q4, FY09	% Change
Revenue	$848.7	$728.9	16.4%
Operating income	$54.0	$52.6	2.7%
Net income	$29.9	$27.5	8.8%
Diluted earnings per share	$0.96	$0.91	6.5%

Solid operating performance, lower interest expense and a lower tax rate drove our net income growth. Our strong annual net income growth drove higher variable stock compensation expense in the quarter, which had the effect of increasing our operating expense and moderating operating income growth. Our operating cash flow of $86.4 million in the quarter was 52.6 percent higher than in the fourth quarter of last year.

Fiscal Year 2010 Results

For the full year, our net income was a record $106.5 million, or $3.47 diluted earnings per share. This net income was an 18.7 percent increase over net income of $89.7 million, or $2.95 diluted earnings per share in Fiscal Year 2009 (FY09). The 15.3 percent increase in revenue in Fiscal Year 2010 (FY10) was driven by organic growth of 13.4 percent, reflecting the strong performance of our defense and intelligence businesses throughout the year.

(in millions except per-share data)	12 Months, FY10	12 Months, FY09	% Change
Revenue	$3,149.1	$2,730.2	15.3%
Operating income	$194.8	$184.1	5.8%
Net income	$106.5	$89.7	18.7%
Diluted earnings per share	$3.47	$2.95	17.8%

Our strong operating performance, lower interest expense and a significantly lower tax rate drove our net income growth. Our higher net income increased variable cash and stock compensation expense, which had the effect of increasing operating expense and moderating operating income growth. The corporate tax rate was favorably affected by gains in the investments in CACI’s deferred compensation plan and tax benefits related to software development. Our record operating cash flow of $209.3 million for the year was 38.7 percent higher than the amount reported in FY09.

CEO Commentary and Outlook

Commenting on the company’s financial results, Paul Cofoni, CACI’s President and CEO, said, “This marks the third consecutive year that we have met or exceeded our guidance in top and bottom-line performance. FY10 was a record year for revenue, net income, diluted earnings per share, operating cash flow and contract funding orders. In addition, we completed three strategic acquisitions that have added to our portfolio of cyber security and IT modernization solutions. Our growth continues to be driven by the key support we provide to the warfighter in the critical, well-funded national security priorities of C4ISR and intelligence.”

“We believe that FY11 will be another solid year for CACI. We expect to continue to generate strong operating cash flow, which will enhance our solid balance sheet and our ability to fund our future growth both organically and by acquisition. We believe our strengths are aligned with the government’s well funded, high priority areas in the proposed federal budget for the next fiscal year. The requested Operations and Maintenance part of the defense appropriations, where we derive the majority of our revenue, is 8.5 percent higher than Fiscal 2010. We believe there will be negligible impact on our operations from the Secretary of Defense’s recommendations to eliminate the Joint Forces Command, the office for Network and Information Integration and the J-6. We have been informed that the work we do for the Business Transformation Agency will continue following its transition to other organizations. During our FY11, we believe our operational excellence and our solid long-term customer relationships will continue to be contributing factors to maintaining our high recompete win rate, winning new business, and positioning us to provide our services to new customers in key growth areas of C4ISR and intelligence. This gives us the confidence to reiterate our guidance for FY11.”

“We expect to see a continuing strong demand for our services and solutions in FY11 and beyond. We believe the initiatives to improve efficiency and effectiveness recently announced by the Secretary of Defense and the Office of Management and Budget will present new opportunities for our services and solutions that support the warfighter and the modernization of government. We are confident that we will continue to execute our strategy, deliver on our commitments and enhance shareholder value.”

Additional Financial Metrics

($ in millions, except per share data)	Q4, FY10	Q4, FY09	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$67.7	$63.3	7.0%
Diluted adjusted earnings per share, a non-GAAP measure	$1.55	$1.27	22.7%
Days sales outstanding	55	59

($ in millions, except per share data)	12 Months, FY10	12 Months, FY09	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$247.1	$230.0	7.4%
Diluted adjusted earnings per share, a non-GAAP measure	$5.39	$4.46	20.7%

Contract Funding Orders and Awards

  Contract funding orders in the fourth quarter were $895 million, a 16.0 percent increase over the fourth quarter of FY09. For FY10, contract funding orders totaled a record $3.4 billion, a 14.2 percent increase over FY09.
  Funded backlog at June 30th was $1.9 billion, a 17.2 percent increase over the fourth quarter of FY09. Total backlog at June 30th was $6.8 billion, a decrease of 12.4 percent from the fourth quarter of FY09, primarily as a result of a lower level of recompete activity during FY10.
  During the fourth quarter, we won a prime position on the multiple-award, five-year indefinite delivery, indefinite quantity (IDIQ) Global Battlestaff and Program Support (GBPS) contract with a ceiling of $1.5 billion to support the U.S. Special Operations Command (SOCOM). For FY10, we won prime positions on other IDIQ awards with total ceilings of approximately $1.1 billion. The work on these awards supports the warfighter through our core competencies of C4ISR and Integrated Security and Intelligence Solutions.
  During the fourth quarter, we won contract awards with an estimated value of $293 million. Fourth quarter awards included:
    Approximately $107 million in previously unannounced national security-related awards.
    Awards on the GBPS contract totaling $31 million. These awards support SOCOM’s mission of countering the asymmetric threat to our nation.
    Awards on the Strategic Services Sourcing (S3) contract vehicle with the U.S. Army totaling $27 million. The work on these awards supports the warfighter through our C4ISR services.
  For FY10, the estimated value of contract awards received totaled $2.0 billion and we successfully retained all major recompetes. At the end of FY10, approximately $5 billion in submitted proposals, of which nearly 90 percent are for new business, were under evaluation. The majority of these proposals are currently scheduled to be awarded by the end of December 2010.
  Major awards during FY10 included:
    A total of approximately $418 million in awards on the S3 contract vehicle, including those received in the fourth quarter. Since March 2006, we have been awarded approximately $2.5 billion in task orders on this vehicle.
    A total of approximately $370 million in unannounced awards related to national security and from the Intelligence Community, including those received in the fourth quarter.
    A $219 million award from the U.S. Navy to provide C4ISR business software and maintenance services to the SPAWAR Systems Center Atlantic for up to five years. This award expands our relationship with the customer.
    A $190 million award from the U.S. Navy to provide technical services to support the Fleet Assistance and Shipboard Training (FAST) program for the Navy and the Marine Corps. This award demonstrates our expertise in logistics analysis and training and continues our over 20 year relationship with the command that oversees this program.

FY10 Recognition

  CACI was named Government Contractor of the Year for companies with revenue greater than $300 million at the 7th Annual Greater Washington Government Contractor Awards event.
  CACI’s U.S. Operations achieved an enterprise-wide Capability Maturity Model Integration (CMMI©) Level 3 rating, and our division in Norfolk, Virginia achieved CMMI Level 5, the highest CMMI rating, for the software work we are doing for the Norfolk Naval Shipyard. High-level CMMI recognition assures our current and potential clients of high quality, low risk, and best practices in systems integration.
  CACI’s Global Enterprise Network Services group became one of just 25 U.S. organizations certified by the International Organization for Standardization (ISO) for adhering to ISO 20000 best practices. Achieving ISO 20000 certification indicates the team meets top standards for measuring performance and offering clients continuous improvement.
  Forbes magazine listed CACI as a top company in the Washington, D.C. area for its “Best Places to Begin a Career.”
  CACI was named one of GI Jobs magazine’s Top 100 military-friendly employers for 2009, and one of CivilianJobs.com’s 2010 most valuable employers for the military.

CACI Reaffirms Its FY11 Guidance

We are reaffirming our Fiscal Year 2011 (FY11) guidance which we issued on June 29, 2010. The table below summarizes the guidance ranges for FY11:

(In millions except for earnings per share)	Fiscal Year 2011
Revenue	$3,250 - $3,400
Net income	$116 - $122
Diluted earnings per share	$3.70 - $3.90
Diluted weighted average shares	31.3

This guidance represents our views as of August 17, 2010. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Wednesday, August 18, 2010 during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 87216709. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Wednesday, August 18, 2010 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI provides professional services and IT solutions needed to prevail in the defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 13,200 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency or other government entities with cognizant oversight; the insourcing of contractor positions by the government; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2010	6/30/2009		6/30/2010	6/30/2009
		As adjusted*	% Change		As adjusted*	% Change
Revenue	$848,717	$728,901	16.4%	$3,149,131	$2,730,162	15.3%
Costs of revenue
Direct costs	602,726	505,094	19.3%	2,207,574	1,871,884	17.9%
Indirect costs and selling expenses	177,887	160,275	11.0%	693,736	627,572	10.5%
Depreciation and amortization	14,133	10,959	29.0%	53,039	46,592	13.8%
Total costs of revenue	794,746	676,328	17.5%	2,954,349	2,546,048	16.0%
Operating income	53,971	52,573	2.7%	194,782	184,114	5.8%
Interest expense and other, net	5,479	7,426	-26.2%	26,353	31,125	-15.3%
Income before income taxes	48,492	45,147	7.4%	168,429	152,989	10.1%
Income taxes	18,198	17,431	4.4%	61,171	62,572	-2.2%
Net income before noncontrolling interest in earnings of joint venture	30,294	27,716	9.3%	107,258	90,417	18.6%
Noncontrolling interest in earnings of joint venture	(394)	(232)	69.8%	(743)	(719)	3.3%
Net income attributable to CACI	$29,900	$27,484	8.8%	$106,515	$89,698	18.7%

Basic earnings per share	$0.99	$0.92	7.8%	$3.53	$2.99	18.1%
Diluted earnings per share	$0.96	$0.91	6.5%	$3.47	$2.95	17.8%

Weighted average shares used in per share computations:
Basic	30,241	29,965		30,138	29,976
Diluted	31,022	30,369		30,676	30,427

*Certain balances for the period ended June 30, 2009 have been adjusted to reflect the retroactive application of new accounting standards related to convertible debt and minority interest.

Statement of Operations Data (Unaudited)
	Quarter Ended			Twelve Months Ended
	6/30/2010	6/30/2009		6/30/2010	6/30/2009
		As adjusted*	% Change		As adjusted*	% Change
Operating income margin	6.4%	7.2%		6.2%	6.7%
Tax rate	37.8%	38.8%		36.5%	41.1%
Net income margin	3.5%	3.8%		3.4%	3.3%

EBITDA**	$67,710	$63,300	7.0%	$247,078	$229,987	7.4%
EBITDA margin	8.0%	8.7%		7.8%	8.4%

Adjusted net income**	$48,215	$38,463	25.4%	$165,207	$135,716	21.7%
Diluted adjusted earnings per share	$1.55	$1.27	22.7%	$5.39	$4.46	20.7%

*Certain balances for the period ended June 30, 2009 have been adjusted to reflect the retroactive application of new accounting standards related to convertible debt and minority interest.
**See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 11

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2010	6/30/2009
		as adjusted*
ASSETS:
Current assets
Cash and cash equivalents	$254,543	$208,488
Accounts receivable, net	531,033	477,025
Prepaid expenses and other current assets	55,170	39,319
Total current assets	840,746	724,832

Goodwill and intangible assets, net	1,270,159	1,181,579
Property and equipment, net	58,666	30,923
Other long-term assets	75,195	68,745
Total assets	$2,244,766	$2,006,079

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$278,653	$9,464
Accounts payable	98,421	87,300
Accrued compensation and benefits	152,790	137,843
Other accrued expenses and current liabilities	128,559	83,297
Total current liabilities	658,423	317,904

Long-term debt, net of current portion	252,451	570,078
Other long-term liabilities	160,737	88,489
Total liabilities	1,071,611	976,471

Shareholders' equity	1,173,155	1,029,608
Total liabilities and shareholders' equity	$2,244,766	$2,006,079

*Certain balances as of June 30, 2009 have been adjusted to reflect the retroactive application of new accounting standards related to convertible debt and minority interest.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2010	6/30/2009
		as adjusted*
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before noncontrolling interest in earnings of joint venture	$107,258	$90,417
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	53,039	46,592
Non-cash interest expense	10,499	9,809
Amortization of deferred financing costs	2,356	2,553
Stock-based compensation expense	30,750	16,821
(Benefit) provision for deferred income taxes	(4,703)	9,624
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(49,291)	(36,055)
Prepaid expenses and other current assets	(11,628)	(5,555)
Accounts payable and accrued expenses	49,910	12,330
Accrued compensation and benefits	9,423	5,030
Income taxes receivable and payable	3,288	2,177
Other liabilities	8,443	(2,825)
Net cash provided by operating activities	209,344	150,918

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,503)	(12,369)
Purchases of businesses, net of cash acquired	(87,943)	(26,532)
Other	(2,431)	133
Net cash used in investing activities	(112,877)	(38,768)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(53,600)	(3,919)
Proceeds from employee stock purchase plans	4,501	5,550
Proceeds from exercise of stock options	5,589	2,129
Purchases of common stock	(3,496)	(23,705)
Other	(7)	(1,156)
Net cash used in financing activities	(47,013)	(21,101)
Effect of exchange rate changes on cash and cash equivalents	(3,399)	(2,957)
Net increase in cash and cash equivalents	46,055	88,092
Cash and cash equivalents, beginning of period	208,488	120,396
Cash and cash equivalents, end of period	$254,543	$208,488

*Certain balances for the period ended June 30, 2009 have been adjusted to reflect the retroactive application of new accounting standards related to convertible debt and minority interest.

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Department of Defense	$663,617	78.2%	$563,917	77.4%	$99,700	17.7%
Federal Civilian Agencies	142,059	16.7%	136,971	18.8%	5,088	3.7%
Commercial	39,752	4.7%	21,853	3.0%	17,899	81.9%
State and Local Governments	3,289	0.4%	6,160	0.8%	(2,871)	-46.6%
Total	$848,717	100.0%	$728,901	100.0%	$119,816	16.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Department of Defense	$2,450,463	77.8%	$2,078,338	76.1%	$372,125	17.9%
Federal Civilian Agencies	535,467	17.0%	542,090	19.9%	(6,623)	-1.2%
Commercial	146,839	4.7%	88,228	3.2%	58,611	66.4%
State and Local Governments	16,362	0.5%	21,506	0.8%	(5,144)	-23.9%
Total	$3,149,131	100.0%	$2,730,162	100.0%	$418,969	15.3%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Time and materials	$384,228	45.3%	$343,687	47.2%	$40,541	11.8%
Cost reimbursable	285,240	33.6%	246,625	33.8%	38,615	15.7%
Fixed price	179,249	21.1%	138,589	19.0%	40,660	29.3%
Total	$848,717	100.0%	$728,901	100.0%	$119,816	16.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Time and materials	$1,467,556	46.6%	$1,310,001	48.0%	$157,555	12.0%
Cost reimbursable	1,033,480	32.8%	875,653	32.1%	157,827	18.0%
Fixed price	648,095	20.6%	544,508	19.9%	103,587	19.0%
Total	$3,149,131	100.0%	$2,730,162	100.0%	$418,969	15.3%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Prime	$721,625	85.0%	$608,178	83.4%	$113,447	18.7%
Subcontractor	127,092	15.0%	120,723	16.6%	6,369	5.3%
Total	$848,717	100.0%	$728,901	100.0%	$119,816	16.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Prime	$2,677,553	85.0%	$2,261,801	82.8%	$415,752	18.4%
Subcontractor	471,578	15.0%	468,361	17.2%	3,217	0.7%
Total	$3,149,131	100.0%	$2,730,162	100.0%	$418,969	15.3%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2010	6/30/2009	$ Change		% Change
Contract Funding Orders	$895,373	$771,605		$123,768	16.0%
	Twelve Months Ended
(dollars in thousands)	6/30/2010	6/30/2009	$	Change	% Change
Contract Funding Orders	$3,422,206	$2,996,471		$425,735	14.2%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Direct labor	$211,760	35.1%	$194,277	38.5%	$17,483	9.0%
Other direct costs	390,966	64.9%	310,817	61.5%	80,149	25.8%
Total direct costs	$602,726	100.0%	$505,094	100.0%	$97,632	19.3%

	Twelve Months Ended
(dollars in thousands)	6/30/2010		6/30/2009		$ Change	% Change
Direct labor	$810,643	36.7%	$751,000	40.1%	$59,643	7.9%
Other direct costs	1,396,931	63.3%	1,120,884	59.9%	276,047	24.6%
Total direct costs	$2,207,574	100.0%	$1,871,884	100.0%	$335,690	17.9%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Revenue, as reported	$848,717	$728,901	16.4%	$3,149,131	$2,730,162	15.3%
Less:
Acquired revenue	15,642			54,133
Organic revenue	$833,075	$728,901	14.3%	$3,094,998	$2,730,162	13.4%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Net income, as reported	$29,900	$27,484	8.8%	$106,515	$89,698	18.7%
Plus:
Income taxes	18,198	17,431	4.4%	61,171	62,572	-2.2%
Interest income and expense, net	5,479	7,426	-26.2%	26,353	31,125	-15.3%
Depreciation and amortization	14,133	10,959	29.0%	53,039	46,592	13.8%
EBITDA	$67,710	$63,300	7.0%	$247,078	$229,987	7.4%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Revenue, as reported	$848,717	$728,901	16.4%	$3,149,131	$2,730,162	15.3%
EBITDA	$67,710	$63,300	7.0%	$247,078	$229,987	7.4%
EBITDA margin	8.0%	8.7%		7.8%	8.4%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Net income, as reported	$29,900	$27,484	8.8%	$106,515	$89,698	18.7%
Plus:
Stock-based compensation	12,800	3,737	242.5%	30,750	16,821	82.8%
Depreciation and amortization	14,133	10,959	29.0%	53,039	46,592	13.8%
Amortization of financing costs	537	872	-38.4%	2,356	2,553	-7.7%
Non-cash interest expense	2,688	2,510	7.1%	10,499	9,809	7.0%
Less:
Related tax effect	(11,843)	(7,099)	66.8%	(37,952)	(29,757)	27.5%
Adjusted net income	$48,215	$38,463	25.4%	$165,207	$135,716	21.7%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2010	6/30/2009	% Change	6/30/2010	6/30/2009	% Change
Diluted weighted average shares, as reported	31,022	30,369		30,676	30,427
Diluted earnings per share, as reported	$0.96	$0.91	6.5%	$3.47	$2.95	17.8%
Diluted adjusted earnings per share	$1.55	$1.27	22.7%	$5.39	$4.46	20.7%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com